Exhibit 11.1 Consent of Auditor

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in the Form Reg-A of our report dated June 20, 2019 of CBD Brands, Inc., relating to the audit of the financial statements from October 24, 2018 (Inception) through period ending December 31, 2018.

/s/M&K CPAS, PLLC

www.mkacpas.com

Houston, TX

June 20, 2019

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